Filed Pursuant to Rule 433
Registration No. 333-151671
Final Term Sheet
June 24, 2009
to Preliminary Prospectus Supplement
dated June 24, 2009
TIME WARNER CABLE INC.
FINAL TERM SHEET
Dated: June 24, 2009

Issuer:	Time Warner Cable Inc. (the “Issuer”)

Guarantors:	Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc.

Security:	6.750% Debentures Due 2039

Size:	$1,500,000,000

Maturity:	June 15, 2039

Coupon (Interest Rate):	6.750%

Yield to Maturity:	6.980%

Spread to Benchmark Treasury:	T + 260 basis points

Benchmark Treasury:	3.500% due February 15, 2039

Benchmark Treasury Price and Yield:	Price: 85-15

Yield: 4.380%

Interest Payment Dates:	June 15th and December 15th of each year, beginning on December 15th, 2009

Redemption Provisions:	Redeemable at any time and from time to time at the option of the Issuer, in whole or in part, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 40 basis points.

Price to Public:	97.131%

Settlement Date:	June 29, 2009

CUSIP Number:	88732JAU2
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Banc of America Securities LLC at 1-800-294-1322, BNP Paribas Securities Corp., at 1-800-854-5674, Citigroup Global Markets Inc. at 1-877-858-5407, J.P. Morgan Securities Inc. at 1-212-834-4533 or Mitsubishi UFJ Securities (USA), Inc. at 1-212-405-7440.